Exhibit 4.15

Date 17 November 2009

DRYSHIPS INC.

as Borrower

- and -

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Part A of Schedule 1

as Lenders’

- and -

HSH NORDBANK AG

as Agent and Security Trustee

- and -

HSH NORDBANK AG

as Lead Arranger and Lead Bookrunner

- and -

BANK OF SCOTLAND PLC

as Joint Bookrunner

- and -

HSH NORDBANK AG

and

BANK OF SCOTLAND PLC

as Joint Underwriters

- and -

THE BANKS AND FINANCIAL INSTITUTIONS

listed at Part B of Schedule 1

as Swap Banks

SUPPLEMENTAL AGREEMENT

relating to revolving credit and term loan facilities

of (originally) US$518,750,000 in aggregate

WATSON, FARLEY & WILLIAMS

Piraeus

INDEX

Clause		Page

1	INTERPRETATION	2

2	AGREEMENT OF THE CREDITOR PARTIES	3

3	CONDITIONS PRECEDENT	3

4	REPRESENTATIONS AND WARRANTIES	4

5	AMENDMENTS TO LOAN AGREEMENT AND OTHER FINANCE DOCUMENTS	4

6	FURTHER ASSURANCES	15

7	FEES AND EXPENSES	15

8	COMMUNICATIONS	15

9	SUPPLEMENTAL	15

10	LAW AND JURISDICTION	16

SCHEDULE I PART A		17

LENDERS		17

PART B		18

SWAP BANKS		18

SCHEDULE 2 LIST OF SHIPS		19

EXECUTION PAGES		20

THIS AGREEMENT is made on      November 2009

BETWEEN

(1)	DRYSHIPS INC. as Borrower;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Part A of Schedule I of the Loan Agreement, as Lenders;

(3)	HSH NORDBANK AG, acting through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Federal Republic of Germany, as Agent;

(4)	HSH NORDBANK AG, acting through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Federal Republic of Germany, as Security Trustee;

(5)	HSH NORBANK AG, acting through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Federal Republic of Germany, as Lead Arranger;

(6)	HSH NORDBANK AG, acting through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Federal Republic of Germany, as Lead Bookrunner;

(7)	BANK OF SCOTLAND PLC, acting through its office at 2nd Floor, New Uberior House, 11 Earl Grey Street, Edinburgh EH3 9BN, as Joint Bookrunner;

(8)	HSH NORDBANK AG, acting through its office at Gerhart-Hauptmann-Platz 50, D-20095, Hamburg, Federal Republic of Germany and BANK OF SCOTLAND PLC, acting through its office at 2nd Floor, New Uberior House, 11 Earl Grey Street, Edinburgh EH3 9BN, as Joint Underwriters; and

(9)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Part B of Schedule I of the Loan Agreement, as Swap Banks.

BACKGROUND

(A)	By a loan agreement dated 31 March 2006 (as supplemented, amended and restated from time to time, the “Loan Agreement”) and made between (i) the Borrower, (ii) the Lenders, (iii) the Agent, (iv) the Security Trustee, (v) the Lead Arranger, (vi) the Lead Bookrunner, (vii) the Joint Bookrunner, (vii) the Joint Underwriters and (ix) the Swap Banks, the Lenders agreed to make available to the Borrower both term loan and short-term credit facilities of (originally) up to US$518,750,000 in aggregate.

(B)	The Borrower has made a request to the Agent that the Majority Lenders or, as the case may be, that the Lenders give their consent to (inter alia):

(i)	reduce the security cover requirements referred to in clause 15.1 of the Loan Agreement during the Waiver Period;

(ii)	certain amendments to the financial and corporate undertakings (including, without limitation the Borrower’s charter coverage obligations) set out in clauses 12.4 and 12.10 of the Loan Agreement during the Waiver Period;

(iii)	certain amendments to an event of default set out in clause 19.1(l) of the Loan Agreement during the Waiver Period; and

(iv)	the amendment and/or variation of certain other provisions of the Loan Agreement.

(C)	The Lenders’ consent to the Borrower’s requests referred to in Recital (B) are subject to, inter alia, the following conditions:

(i)	the Margin increasing to 1.90 per cent. per annum during the Waiver Period;

(ii)	restricting the payment of cash dividends during the Waiver Period;

(iii)	maintaining (aa) freely available cash and bank balances in an aggregate amount of at least $35,000,000 during the Waiver Period and (bb) the Applicable Amount (as defined below); and

(iv)	upon the request of the Lenders, disclose material information in connection with all material transactions involving the Borrower or any other member of the Group with regard to any existing and future facilities with other banks and financial institutions and the waiver of any covenants or other terms applicable to such financings.

(D)	This Agreement sets out the terms and conditions on which the Creditor Parties agree, with effect on and from the Effective Date, to amend the Loan Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Defined expressions. Words and expressions defined in the Loan Agreement and the other Finance Documents shall have the same meanings when used in this Agreement unless the context otherwise requires.

1.2	Definitions. In this Agreement, unless the contrary intention appears:

“Applicable Amount Account” means an account in the name of the Borrower with the Agent in Hamburg designated “Dryships Inc. - Applicable Amount Account” or any other account (with that or another office of the Agent) which is designated by the Agent as the Applicable Amount Account for the purposes of the Loan Agreement;

“Applicable Amount Account Pledge” means a pledge agreement creating security in favour of the Creditor Parties in respect of the Applicable Amount Account in such form as the Lenders may approve or require;

“Loan Agreement” means the loan agreement dated 31 March 2006 (as supplemented, amended and restated from time to time) referred to in Recital (A);

“Third Mortgage Amendment” means, in relation to each Mortgage, the third amendment to such Mortgage, to be in such form and on such terms as may be acceptable to the Lenders and, in the plural, means all of them; and

“Waiver Period” means the period commencing on 22 December 2008 (inclusive) and ending on 30 September 2010 (inclusive) or earlier if the Agent (acting with the consent of the Majority Lenders, which they shall be entitled to give or withhold in their sole and absolute discretion) is satisfied that the Borrower is in full compliance with all covenants set out in the Loan Agreement.

1.3	Application of construction and interpretation provisions of Loan Agreement. Clauses 1.2 and 1.5 of the Loan Agreement apply, with any necessary modifications, to this Agreement.

2	AGREEMENT OF THE CREDITOR PARTIES

2.1	Agreement of the Lenders. The Lenders agree, subject to and upon the terms and conditions of this Agreement.

2.2	Agreement of the Creditor Parties. The Creditor Parties agree, subject to and upon the terms and conditions of this Agreement, to the consequential amendment of the Loan Agreement and the other Finance Documents in connection with the matters referred to in Clause 2.1.

2.3	Effective Date. The agreement of the Lenders and the other Creditor Parties contained in Clauses 2.1 and 2.2 shall have effect on and from the Effective Date.

3	CONDITIONS PRECEDENT

3.1	General. The agreement of the Lenders and the other Creditor Parties contained in Clauses 2.1 and 2.2 is subject to the fulfilment of the conditions precedent in Clause 3.2.

3.2	Conditions precedent. The conditions referred to in Clause 3.1 are that the Agent shall have received the following documents and evidence in all respects in form and substance satisfactory to the Agent and its lawyers on or before the Effective Date:

(a)	documents of the kind specified in Schedule 5, Part A, paragraphs 3, 4 and 5 of the Loan Agreement in relation to the Borrower and each Owner in connection with their execution of this Agreement, the relevant Third Mortgage Amendment and the Applicable Amount Account Pledge, updated with appropriate modifications to refer to this Agreement;

(b)	an original of this Agreement duly executed by the parties to it and counter-signed by each of the Owners of the Ships listed in Schedule 2 hereto;

(c)	in respect of each of the Ships listed in Schedule 2, the original Third Mortgage Amendment in respect of the Mortgage for that Ship duly signed by the relevant Owner and evidence satisfactory to the Agent and its lawyers that the same has been registered as a valid addendum to the relevant Mortgage in accordance with the laws of Malta;

(d)	evidence that the Applicable Amount Account has been opened with the Agent and all mandate forms, documentation required by each Creditor Party in relation to the Borrower and any Security Party pursuant to that Creditor Party’s “know your customer” requirements have been received;

(e)	a duly executed original of the Applicable Amount Account Pledge;

(f)	evidence that the aggregate of the balances standing to the credit of the Applicable Amount Account and the Debt Service Reserve Account (excluding the amount held in the Applicable Amount Account referred to in paragraph (g) below which is to be transferred thereto) is at least $30,000,000;

(g)	evidence that the Available Free Cash Flow in respect of the period commencing on 1 April 2009 and ending on the date of this Agreement has been paid to the Applicable Amount Account;

(h)	favourable opinions from lawyers appointed by the Agent on such matters concerning the laws of Marshall Islands and Malta and such other relevant jurisdictions as the Agent may require; and

(i)	the fees referred to in Clause 7 of this Agreement have been received in full by the Agent.

4	REPRESENTATIONS AND WARRANTIES

4.1	Repetition of Loan Agreement representations and warranties. The Borrower represents and warrants to the Creditor Parties that the representations and warranties in clause 10 of the Loan Agreement remain true and not misleading if repeated on the date of this Agreement.

4.2	Repetition of Finance Document representations and warranties. The Borrower and each of the other Security Parties represents and warrants to the Creditor Parties that the representations and warranties in the Finance Documents (other than the Loan Agreement) to which it is a party remain true and not misleading if repeated on the date of this Agreement.

5	AMENDMENTS TO LOAN AGREEMENT AND OTHER FINANCE DOCUMENTS

5.1	Specific amendments to Loan Agreement. With effect on and from the Effective Date the Loan Agreement shall be amended as follows:

(a)	by inserting in clause 1.2 thereof the definitions of “Applicable Amount Account”, “Applicable Amount Account Pledge”, “Third Mortgage Amendment” and “Waiver Period” set out in Clause 1.2 of this Supplemental Agreement;

(b)	by inserting the following new definitions in clause 1.2 thereof:

““Available Free Cash Flow” means, in relation to each 3-month period (commencing with the 3-month period starting on 1 April 2009), the amount (calculated by the Agent in its sole discretion) by which:

(a)	the aggregate Earnings of all the Ships subject to a Mortgage during that 3-month period exceed

(b)	the aggregate of:

(i)	the operating expenses (including any dry-docking, general and administrative expenses) paid by the Borrower and the Owners in respect of the Ships during that 3-month period; and

(ii)	the aggregate amount of principal in respect of, and interest on, and any swap payments relative to, each of the Loan and the Junior Loan payable pursuant to each of this Agreement and the Junior Loan Agreement during that 3-month period;

“Contract Price” means, in relation to a Permitted Ship, the aggregate amount payable by the buyer thereof or, as the case may be, the Borrower to Samsung pursuant to the relevant Permitted Shipbuilding Contract;

“CSTC” means China Shipbuilding Trading Company Limited, a company organised under the laws of the People’s Republic of China and having its registered office at Fangynon Mansion, 56(Yi), Zhongguancun Nandajie, Beijing, 100044, the People’s Republic of China;

“Debt Service Amount” has the meaning given to it in Clause 11.23(a)(i)(B);

“Debt Service Amount Account” has the meaning given to it in Clause 11.23(a)(i)(B);

“Delivery Date” means, in relation to each Permitted Ship, the date on which title to and possession of that Ship is transferred to the relevant buyer;

“Deutsche Bank Borrowers” means Drillships Skopelos Owners Inc and Drillships Kithira Owners Inc, and in the singular means either of them;

“Deutsche Bank Loan Agreements” means, together:

(a)	the loan agreement dated 18 July 2008 (as amended and supplemented from time to time) made between (i) Drillships Skopelos Owners Inc as borrower, (ii) the banks and financial institutions listed as lenders therein, (iii) Deutsche Bank AG, London branch and Dexia Credit Local, New York branch as swap banks, (iv) Deutsche Bank Luxembourg SA as facility agent, (v) Deutsche Bank AG Filiale Deutschlandgeschaft as security trustee, (vi) Deutsche Bank AG, London branch and Dexia Credit Local, New York branch joint mandated lead arrangers and (vii) Deutsche Bank AG, London as bookrunner; and

(b)	the loan agreement dated 18 July 2008 (as amended and supplemented from time to time) made between (i) Drillships Kithira Owners Inc as borrower, (ii) the banks and financial institutions listed as lenders therein, (iii) Deutsche Bank AG, London branch and Dexia Credit Local, New York branch as swap banks, (iv) Deutsche Bank Luxembourg SA as facility agent, (v) Deutsche Bank AG Filiale Deutschlandgeschaft as security trustee, (vi) Deutsche Bank AG, London branch and Dexia Credit Local, New York branch joint mandated lead arrangers and (vii) Deutsche Bank AG, London as bookrunner, and, in the singular, means either of them;

“Drybulk” means, Drybulk S.A., a company incorporated under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia and having an office established in Greece (under Greek Law 89/1967 as amended) at 80 Kifissias Avenue, Maroussi, Greece;

“Effective Date” means the date on which the conditions precedent in Clause 3 are satisfied;

“Hudong” means Hudong-Zhonghua Shipbuilding (Group) Co. Ltd. a company organised under the laws of the People’s Republic of China with registered office at Pudong Dadao 2851, Shanghai 200129, 29 the People’s Republic of China;

“Hull 1837” means the drillship currently under construction by Samsung pursuant to the Hull 1837 Shipbuilding Contract which is scheduled to be delivered in December 2010;

“Hull 1838” means the drillship currently under construction by Samsung pursuant to the Hull 1838 Shipbuilding Contract which is scheduled to be delivered in March 2011;

“Hull 1865” means the drillship currently under construction by Samsung pursuant to the Hull 1865 Shipbuilding Contract which is scheduled to be delivered in July 2011;

“Hull 1866” means the drillship currently under construction by Samsung pursuant to the Hull 1866 Shipbuilding Contract which is scheduled to be delivered in September 2011;

“Hull 1837 Shipbuilding Contract” means the shipbuilding contract dated 17 September 2007 (as the same may be amended and supplemented from time to time) and executed between Drillship Hydra Owners Inc. and Samsung;

“Hull 1838 Shipbuilding Contract” means the shipbuilding contract dated 17 September 2007 (as the same may be amended and supplemented from time to time) and executed between Drillship Paros Owners Inc. and Samsung;

“Hull 1865 Shipbuilding Contract” means the shipbuilding contract dated 24 January 2008 (as the same may be amended and supplemented from time to time) and executed between Drillship Kithira Owners Inc. and Samsung;

“Hull 1866 Shipbuilding Contract” means the shipbuilding contract dated 24 January 2008 (as the same may be amended and supplemented from time to time) and executed between Drillship Skopelos Owners Inc. and Samsung;

“New Investment” means any investment which is made by the Borrower pursuant to Clause 11.23(b);

“OLIVA” means the panamax bulk carrier of approximately 75,200 metric tons deadweight, currently registered under the laws of Malta with Official Number 9413705 in the name of Monteagle Shipping SA;

“Permitted Investment” means any investment permitted to be made by the Borrower pursuant to Clause 11.23(a);

“Permitted Shipbuilding Contracts” means, together, the Hull 1837 Shipbuilding Contract, the Hull 1838 Shipbuilding Contract, the Hull 1865 Shipbuilding Contract and the Hull 1866 Shipbuilding Contract and, in the singular, means any of them;

“Permitted Ships” means, together, Hull 1837, Hull 1838, Hull 1865, Hull 1866, OLIVA and RAPALLO and, in the singular means, any of them;

“RAPALLO” means the Panamax bulk carrier of approximately 75,123 metric tons deadweight, currently registered under the laws of Malta with Official Number 9413690 in the name of Roscoe Marine Ltd.;

“Samsung” means Samsung Heavy Industries Co. Ltd. a company organised under the laws of Korea with registered office at 34th floor, Samsung Life Insurance Seocho Tower 1321-15, Seocho-Dong, Seocho-Gu, Seoul, Korea;

(c)	by deleting the definition of “Margin” in Clause 1.2 thereof in its entirety and replacing it with the following:

““Margin” means:

(a)	during the Waiver Period, 1.90 per cent. per annum; and

(b)	any time thereafter when the Market Adjusted Equity Ratio is (as determined by the Agent on each Compliance Date by reference to the compliance certificate delivered to the Agent in accordance with Clause 12.5):

(i)	equal to or more than 0.55:1, 0.85 per cent. per annum;

(ii)	at least equal to 0.45:1 but less than 0.55.1, 1.00 per cent per annum; and

(iii)	less than 0.45:1, 1.1 per cent per annum,”,

(d)	by deleting Clause 11.3 thereof in its entirety and replacing it with the following:

“11.3 No disposal of assets. The Borrower will not:

(a)	transfer, lease or otherwise dispose of all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	transfer, lease or otherwise dispose of any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

Provided that the Borrower may make any transfer, lease or other disposal referred to in this Clause 11.3 made on normal arm’s length terms if following such transfer, lease or other disposal it shall be able to comply with all the financial covenants referred to in Clause 12.4 and no Event of Default or Potential Event of Default shall arise; and

(c)	spin-off or otherwise dispose of the offshore business of the Group unless:

(i)	following such spin-off or disposal of the offshore business, the Agent is satisfied that the Borrower and all other members of the Group shall maintain in immediately freely available and unencumbered (save for any Security Interest created in favour of the Creditor Parties pursuant to this Agreement) bank or cash balances equal to at least $80,000,000 in aggregate (including, without limitation, the Applicable Amount); and

(ii)	by no later than the Cut Off Date relative to each of Hull 1865 and Hull 1866, it has delivered to the Agent evidence that such Permitted Ship is subject to an Approved Contract of Employment commencing from the actual delivery date of the relevant Permitted Ship; and

(iii)	it provides satisfactory evidence to the Agent that it has been released from all its obligations relating to the offshore business of the Group (other than any obligations it has pursuant to two guarantees each dated 18 July 2008 and executed by the Borrower as security for the obligations of the Deutsche Bank Borrowers under the Deutsche Bank Loan Agreements); and

(iv)	it satisfies the Agent that the Spin Off will not cause any material adverse change in the financial position, state of affairs or prospects of the Borrower or the Group; and

(v)	it satisfies the Agent that it is using its best endeavours to be released from the guarantees referred to in paragraph (iii) above.

In this Clause 11.3(b) the following terms will have the following meanings:

“Approved Contract of Employment” means, in respect of each of Hull 1865 and Hull 1866, a contract of employment in respect of that Permitted Ship for at least 24 months in duration (commencing from the delivery date of the relevant Permitted Ship) at a hire rate which, when aggregated for the first 24 months of the duration thereof will be in an amount of at least equal to the aggregate of the (a) operating expenses and (b) debt service costs of that Permitted Ship for the first 24 months of the duration of that contract of employment.

“Cut Off Date” means, in respect of each of Hull 1865 and Hull 1866, the date falling 6 months prior to the scheduled delivery date of that Permitted Ship;

“Spin Off” means any reorganisation, spin-off, re-domiciliation or transfer of ownership in respect of any corporate entity whose business primarily consists of activities in the oil, gas and off shore sector.”;

(e)	by adding a new paragraph (e) in Clause 11.4 thereof as follows:

“(e)	in respect of any (i) Permitted Investments and (ii) New Investments, made in accordance with Clause 11.23 (in both cases only if made during the Waiver Period);”

(f)	by adding in clause 11.20 thereof after “$5,000,000”, the following:

“(or, at all times during the Waiver Period, $10,000,000)”;

(g)	by adding a new Clause 11.23 in the Loan Agreement as follows:

“11.23	Permitted Investments and New Investments. The Borrower may, at any time during the Waiver Period, incur liabilities and obligations in respect of:

(a)	the Permitted Shipbuilding Contracts subject to the following conditions:

(i)	in the case of each of the Hull 1837 Shipbuilding Contract and the Hull 1838 Shipbuilding Contract, if the Borrower provides the Agent:

(A)	with satisfactory evidence by no later than each Due Date that the buyer of the relevant Permitted Ship or, as the case may be, the Borrower has sufficient funds to fully finance (either by means of Financial Indebtedness or through the use of equity (or a contribution of the two)) the Applicable Instalment; and

(B)

not later than the date falling 6 months prior to the scheduled Delivery Date of the relevant Permitted Ship, a contract of employment in respect of that Permitted Ship of at least 36 months in duration (commencing from the Delivery Date in respect of the Permitted Ship) and for a daily hire rate which when aggregated for the entire duration of that contract shall be at least equal to the amount which the buyer of that Permitted Ship or, as the case may be, the Borrower will be required to repay during the same period under any loan agreement (including any applicable interest thereon) (the “Debt Service Amount”) which that buyer or, as the case may be, the Borrower may enter into for the purpose of financing the Contract Price of that Permitted Ship Provided that the Borrower may incur liabilities and obligations in respect of the relevant Shipbuilding Contract referred to in this Clause 1l.23(a)(i) even if the Permitted Ship which is the subject of that Shipbuilding Contract is not subject to a contract of employment of at least 36 months in duration (commencing from the Delivery Date in respect thereof) if the Borrower provides the Agent with evidence that the net Earnings under the contract of employment will be sufficient to satisfy in full the Debt Service Amount and the buyer of the Permitted Ship or, as the case may be, the Borrower maintains a separate account with the bank or financial institution financing that Permitted Ship (the “Debt Service Amount Account”). The buyer of the Permitted Ship or, as the case may be, the Borrower shall pay to the Debt Service Amount Account every 3 months during the term of the contract of employment (commencing 3 months after the Delivery Date in respect of the Permitted Ship) an amount, which when aggregated with all other transfers to be made to the Debt Service Amount Account during the term of contract of employment, will be sufficient to pay in full the balance of the Debt Service Amount between the date on which the contract of employment expires or is terminated and the date falling 36 months after the Delivery Date in respect of the Permitted Ship and the Borrower undertakes that such amount shall only be used in repaying principal on, and interest in respect of, the facility used to finance the Contract Price in respect of the Permitted Ship. The Borrower shall, promptly following a request of the Agent, provide the Agent with a statement in respect of the Debt Service Amount Account showing the balance standing to the credit of that account and which indicates compliance with the provisions of this Clause 11.23(a)(i)(B).

If a subsequent contract of employment is entered into in respect of the Permitted Ship and the Borrower is able to satisfy the Agent that the net Earnings under that contract of employment will be sufficient to pay in full the balance of the Debt Service Amount between the date on which that contract of employment takes effect and the date falling 36 months after the delivery date in respect of the Permitted Ship the Borrower or, as the case may be, the buyer of the Permitted Ship may, by notice to the Agent, withdraw monies standing to the credit of the Debt Service Amount Account and all the obligations of the Borrower or as the case may be, the buyer of the Permitted Ship to make transfers to the Debt Service Amount Account will cease to apply; and

(b)	any other New Investment which the Borrower and/or the Group may make subject to the satisfaction of the following conditions:

(i)	the equity portion of any such investment shall have been raised from proceeds of any equity offering by the Borrower;

(ii)	the Borrower and all other members of the Group maintain at the time of such investment an aggregate amount of not less than $80,000,000 in immediately freely available and unencumbered (save for any Security Interests created in favour of the Creditor Parties pursuant to this Agreement) bank or cash balances (including, without limitation, the Applicable Amount (as that term is defined in Clause 12.4(d)); and

(iii)	any such investments shall be made on normal arms’ length terms and on terms consistent with the conditions applying in the applicable market at the relevant time.

In this Clause 11.23, the following terms shall have the following meaning:

“Applicable Instalment” means:

(a)	in the case of Hull 1837, an amount equal to:

(i)	$100,773,300 (the “1837 Third Instalment”);

(ii)	$110,422,472 (the “1837 Fourth Instalment”); and

(iii)	$291,881,013 (the “1837 Fifth Instalment”); and

(b)	in the case of Hull 1838, an amount equal:

(i)	$100,773,300 (the “1838 Third Instalment”); or

(ii)	$110,422,472 (the “1838 Fourth Instalment” and, together with the 1837 Fourth Instalment the “Fourth Instalments” and each a “Fourth Instalment”); and

(iii)	$288,874,107 (the “1838 Fifth Instalment” and, together with the 1838 Fifth Instalment, the “Fifth Instalments” and each a “Fifth Instalment”),

being in each case, the third, fourth and fifth instalments, respectively, payable by the buyer of the relevant Permitted Ship or, as the case may be, the Borrower pursuant to the Permitted Shipbuilding Contract relative to that Permitted Ship.

“Due Date” means in relation to:

(a)	the 1837 Third Instalment, 20 July 2009;

(b)	the 1837 Fourth Instalment, within 3 Business Days after the date of receipt of Samsung’s invoice and notice certifying that keel laying of Hull 1837 has commenced (which is currently expected to take place during February 2010) but in any event not earlier than the date falling 4 months after the date on which the 1837 Third Instalment is actually paid;

(c)	the 1837 Fifth Instalment, 15 September 2010;

(d)	the 1838 Third Instalment, within 3 Business Days after the date of receipt of Samsung’s invoice and notice certifying that steel cutting of Hull 1838 has commenced (which is currently expected to take place during October 2009) but in any event not earlier than the date falling 19 months after the date on which the 1838 Second Instalment is actually paid;

(e)	the 1838 Fourth Instalment, within 3 Business Days after the date of receipt of Samsung’s invoice and notice certifying that keel laying of Hull 1838 has commenced (which is currently expected to take place during June 2010) but in any event not earlier than the date falling 4 months after the date on which the 1838 Third Instalment is actually paid; and

(f)	the 1838 Fifth Instalment, 15 December 2010,

being, in each case, the date on which each Third and Fourth Instalment and the date falling approximately three months before the Fifth Instalment of the Contract Price of each such Permitted Ship is payable pursuant to the Permitted Shipbuilding Contract relative thereto.

If the Borrower or, as the case may be the buyers of Hull 1837 or Hull 1838, agree with the Builder to defer the Due Dates in respect of the Fourth Instalments and the Fifth Instalments (or any of them), the Borrower shall advise the Agent of such deferral and the new due dates by not later than 3 Business Days prior to the original Due Date of each such Instalment (and all references thereafter in this Clause 11.23 to the Due Date of each Instalment which is deferred shall mean the date on which such Instalment shall be payable following such agreement with the Builder to defer its payment)”;

(h)	by adding new clauses 11.24, 11.25 and 11.26 in the Loan Agreement as follows:

“11.24	New Shares. The Borrower shall ensure that Drybulk will not transfer, sell or otherwise dispose of any shares of the Borrower issued to it in the manner contemplated in Clause 19.1(l) until the end of the Security Period.

11.25	Disclosure of material information. The Borrower shall promptly upon the request of the Agent (acting upon the instructions of the Majority Lenders) supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent in respect of:

(a)	any Financial Indebtedness, liabilities or obligations incurred or to be incurred by the Borrower or any other member of the Group; and

(b)	any material information in connection with all material transactions involving the Borrower or any other member of the Group, with regard to all existing and future facilities with banks and financial institutions or the waiver of any covenants or other terms applicable thereto.

11.26	Available Free Cash Flow. As soon as possible, but in no event later than 10 Business Days after the end of each 3-month period referred to in Clause 12.4(d), reports detailing any information required by the Agent in connection with the Ships so that it may calculate the Available Free Cash Flow for that 3-month period.”;

(i)	by adding at the beginning of Clause 12.3(b) thereof the words “(i) during the Waiver Period, declare or pay any dividend or effect any other form of distribution and (ii) at all times thereafter,”;

(j)	by adding at the end of Clause 12.3(c) thereof the words “(including, without limitation, the purchase of shares in the Borrower);”;

(k)	by deleting Clause 12.4(a) thereof in its entirety and replacing the same with the following:

“(a)	the Market Adjusted Equity Ratio shall not be less than, during the period commencing:

(i)	on 22 December 2008 and ending on 30 June 2009, 0.00:0;

(ii)	on 1 July 2009 and ending on 30 September 2010, 0.15:1 Provided that the Borrower will be in compliance with the provisions of this Clause 12.4 (a) if the Market Adjusted Equity Ratio falls to not less than 0.05:1 and (A) the Agent (acting upon the instructions of the Majority Lenders) considers that such fall in the Market Adjusted Equity Ratio has resulted from a reduction in the Market Value of the Fleet Vessels (including, without limitation, any drillships owned or ordered by members of the Group) or the mark-to-market position of any swap and other derivative transactions entered into by the Borrower and other members of the Group, and (B) the Agent re-calculates the Market Adjusted Equity Ratio on the basis of the Market Values of the Fleet Vessels (including, without limitation, any drillships owned or ordered by members of the Group) and the mark-to-market position of all the swap and other derivative transactions referred to above as at 31 December 2008 and such recalculation results in the Market Adjusted Equity Ratio being at least 0.15:1;

(iii)	on 1 October 2010 and ending on 31 December 2010, 0.40:l; and

(iv)	in each subsequent Financial Year, 0.40:1,

Provided that during the Waiver Period, any new Financial Indebtedness incurred by the Borrower or the Group may only be used in (i) prepaying any Financial Indebtedness secured on the assets of the Group and (ii) financing any New Investments and any Permitted Investments subject to the Borrower’s equity contribution in each New Investments and each Permitted Investment being not less than 32.5 per cent. of that acquisition cost of that New Investment and or, as the case may be, that Permitted Investment;”;

(l)	by deleting Clause 12.4(b) thereof in its entirety and substituting the same with:

“(b)	the Interest Coverage Ratio shall not be less than:

(i)	during the Waiver Period, 2:1; and

(ii)	at all other times, 3:1;”;

(m)	by deleting Clause 12.4(c) thereof in its entirety and replacing the same with the following:

“(c)	the Market Value Adjusted Net Worth of the Group shall not be less than, during:

(i)	the period commencing:

(A)	on 22 December 2008 and ending on 30 June 2009, $0;

(B)	on 1 July 2009 and ending on 31 December 2009, $100,000,000;

(C)	on 1 January 2010 and ending on 30 September 2010, the aggregate of (A) $150,000,000 and (B) the aggregate amount of the Net Income appearing in the Applicable Accounts in respect of the first three financial quarters in the Financial Year ending on 31 December 2010.”;

(D)	in the financial quarter commencing on 1 October 2010, $800,000,000; and

(E)	at all times thereafter, $1,000,000,000”;

(n)	by deleting Clause 12.4(d) thereof in its entirety and replacing it with the following:

“(d)	subject to Clause 12.10, there is available to the Borrower and all the other members of the Group in immediately freely available and unencumbered bank or cash balances an aggregate amount of:

(i)	during the Waiver Period, the aggregate of (A) $35,000,000 and (B) the Applicable Amount (with the Applicable Amount (other than any Available Free Cash Flow which has not yet been transferred to the Applicable Amount Account pursuant to the terms of this Clause 12.4(d)) being held in the Applicable Amount Account and the Debt Service Reserve Account); and

(ii)	at all other times, not less than $100,000,000 (including, without limitation, the Applicable Amount (which will be held in the Earnings Account, the Applicable Amount Account, the Debt Service Reserve Account and the Wealth Account)),

Provided that the Borrower shall ensure that any Available Free Cash Flow shall be transferred to the Applicable Amount Account within 10 Business Days of each Available Free Cash Flow Calculation Date (and the Borrower hereby irrevocably and unconditionally authorises the Agent to make such transfers subject to the Agent giving 2 days’ prior notice to the Borrower of the amount(s) to be transferred) during the period commencing as from 1 April 2009 and ending when the Applicable Amount is $55,000,000. The Available Free Cash Flow for the period commencing on 1 April 2009 and ending on the date of the supplemental agreement which amends and supplements this Agreement (including, without limitation, amendments to this Clause 12.4(d)) shall be transferred to the Applicable Amount Account on the date of execution of that supplemental agreement.

In this Clause 12.4(d) the following terms have the following meanings:

“Applicable Amount” means:

(i)	subject to the foregoing provisions of this Clause 12.4(d), the lesser of (A) $55,000,000 and (B) the aggregate of $30,000,000 together with any Available Free Cash Flow; and

(ii)	$55,000,000, at all other times;”

“Available Free Cash Flow Calculation Date” means 1 July 2009 and the dates falling every 3 months thereafter during the Available Free Cash Flow Calculation Period being the dates on which the Agent shall determine the Available Free Cash Flow for the 3-month period ending on that Available Free Cash Flow Calculation Date; and

“Available Free Cash Flow Calculation Period” means the period commencing on 1 April 2009 and ending on the earlier of (a) 30 September 2010 and (b) the date on which the Applicable Amount reaches $55,000,000”;

(o)	by adding the words “(other than at any time during the Waiver Period)” after the date “1 January 2009” in the first line of clause 12.10 thereof;

(p)	by adding in the third line at the end of sub-paragraph (b) in clause 15.1 thereof:

“and, additionally during the Waiver Period, the aggregate of the Applicable Amount and any part of the balance on the Retention Account which is to be applied towards the Repayment Instalment;”;

(q)	by deleting the definition of “Relevant Percentage” at the end of clause 15.1 thereof and replacing it with the following:

“Relevant Percentage” means:

(i)	during the Waiver Period, 100 per cent.; and

(ii)	190 per cent. during the period commencing the last financial quarter in the Financial Year of 2010 and ending 31 December 2011; and

(iii)	170 per cent., at all other times;

(r)	by adding at the end of clause 19.1(l) thereof the following:

“save that such failure shall not constitute an Event of Default if (i) George Economou owns and controls throughout the Waiver Period at least the same number of shares in the Borrower as those owned and controlled by him on 1 January 2009 and (ii) any outstanding commission fees equal to the amount of $5,000,000 in aggregate (the “Outstanding Commissions”) payable by the Borrower to Drybulk in respect of any chartering and sale and purchase brokerage services performed by Drybulk shall be paid to Drybulk in the form of common shares in the Borrower’s issued share capital (the “New Shares”) and not in cash during the period commencing on 1 April 2009 and ending on the later of (A) the last day of the Waiver Period and (B) the date on which Drybulk has received New Shares equal in aggregate value to the amount of the Outstanding Commissions (the value of each New Share shall be the average trading price of each of the Borrower’s shares quoted on NASDAQ on the date on which any New Shares are issued to Drybulk)”.

5.2	Amendments to Finance Documents. With effect on and from the Effective Date each of the Finance Documents other than the Loan Agreement shall be, and shall be deemed by this Agreement to have been, amended as follows:

(a)	the definition of, and references throughout each of the Finance Documents to, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended and supplemented by this Agreement;

(b)	by construing all references in the Loan Agreement and in the Finance Documents to “Mortgage” as references to the Mortgages as amended and supplemented by the Third Mortgage Amendment applicable thereto; and

(c)	by construing references throughout each of the Finance Documents to “this Agreement”, “this Deed”, “hereunder and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Agreement.

5.3	Finance Documents to remain in full force and effect. The Finance Documents shall remain in full force and effect as amended and supplemented by:

(a)	the amendments to the Finance Documents contained or referred to in Clauses 5.1 and 5.2; and

(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement.

6	FURTHER ASSURANCES

6.1	Borrower’s and each Security Party’s obligation to execute further documents etc. The Borrower and each Security Party shall:

(a)	execute and deliver to the Security Trustee (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the law of England or such other country as the Security Trustee may, in any particular case, specify;

(b)	effect any registration or notarisation, give any notice or take any other step,

which the Agent may, by notice to the Borrower, specify for any of the purposes described in Clause 6.2 or for any similar or related purpose.

6.2	Purposes of further assurances. Those purposes are:

(a)	validity and effectively to create any Security Interest or right of any kind which the Security Trustee intended should be created by or pursuant to the Loan Agreement or any other Finance Document, each as amended and supplemented by this Agreement, and

(b)	implementing the terms and provisions of this Agreement.

6.3	Terms of further assurances. The Security Trustee may specify the terms of any document to be executed by the Borrower or any Security Party under Clause 6.1, and those terms may include any covenants, powers and provisions which the Security Trustee considers appropriate to protect its interests.

6.4	Obligation to comply with notice. The Borrower or any Security Party shall comply with a notice under Clause 6.1 by the date specified in the notice.

7	FEES AND EXPENSES

7.1	Fee. On the date of this Agreement, the Borrower shall pay to the Agent certain facility fees set out in the letter addressed to the Agent from the Borrower and dated the same date as this Agreement.

7.2	Expenses. The provisions of clause 20 (fees and expenses) of the Loan Agreement shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

8	COMMUNICATIONS

8.1	General. The provisions of clause 28 (notices) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9	SUPPLEMENTAL

9.1	Counterparts. This Agreement may be executed in any number of counterparts.

9.2	Third Party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

10	LAW AND JURISDICTION

10.1	Governing law. This Agreement, including any non-contractual obligations arising out of or in connection with this Agreement, shall be governed by and construed in accordance with English law.

10.2	Incorporation of the Loan Agreement provisions. The provisions of clause 30 (law and jurisdiction) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

THIS AGREEMENT has been duly executed as a Deed on the date stated at the beginning of this Agreement.

SCHEDULE 1

PART A

LENDERS

Lender	Lending Office

HSH Nordbank AG	Gerhart-Hauptmann-Platz 50
D-20095 Hamburg
Germany

Bank of Scotland Plc	New Uberior House
11 Earl Grey Street
Edinburgh EH3 9BN

Scotland

Alliance & Leicester Commercial Finance plc	Carlton Park
Narborough Leicester LE19 0AL
England

Bayerische Hypo-und Vereinsbank AG	Alter Wall 22
20457 Hamburg
Germany

Commerzbank Aktiengesellschaft	Ness 7-9
D-20457 Hamburg
Germany

Natixis	68/76 Quai de la Rapée
75012 Paris
France

Sumitomo Mitsui Banking Corporation, Brussels Branch	Avenue des Arts 58
Box 18
1000 Brussels
Belgium

Commerzbank Aktiengesellschaft	Jungfemstieg 22
20349 Hamburg
Germany

PART B

SWAP BANKS

HSH Nordbank AG	Martensdamm 6
D-24103 Kiel
Germany

Bank of Scotland plc (formerly known as HBOS Treasury Services Plc)	New Uberior House 11 Earl Grey Street
Edinburgh EH3 9BN
Scotland

SCHEDULE 2

LIST OF SHIPS

Number	Name of vessel	Deadweight	Year Built

1	Manasota	171,061	2004
2	Alameda	170,662	2001
3	Mendocino	76,623	2002
4	Coronado	75,706	2000
5	Conquistador	75,607	2000
6	Sonoma	74,786	2001
7	Catalina	74,432	2005
8	Samsara	73,688	1999
9	Padre	73,601	2004
10	Xanadu	72,270	1999
11	La Jolla	72,126	1997
12	Redondo	74,716	2000
13	Ocean Crystal	73,688	1999
14	Maganari	75,941	2001
15	Ligari	75,583	2004
16	Capitola	74,832	2001
17	Bargara	74,814	2002
18	Ecola	73,931	2001
19	Levanto	73,925	2001
20	Brisbane	151,066	1995
21	Majorca	74,477	2005
22	Marbella	72,451	2000
23	Primera	72,495	1998

EXECUTION PAGES

THE BORROWERS		/s/ Eugenia Papapontikou
SIGNED by	)
for and on behalf of	)
DRYSHIPS INC.	)
THE LENDERS
LENDERS
SIGNED by	)	/s/ Christoforos Bismpikos
for and on behalf of	)
HSH NORDBANK AG	)
SIGNED by	)	/s/ Christoforos Bismpikos
for and on behalf of	)
BANK OF SCOTLAND PLC	)
SIGNED by	)
for and on behalf of	)
ALLIANCE & LEICESTER COMMERCIAL FINANCE PLC	) )
SIGNED by	)	/s/ Christoforos Bismpikos
for and on behalf of	)
BAYERISCHE HYPO-UND VEREINSBANK AG	)

SIGNED by	)	/s/ Christoforos Bismpikos
for and on behalf of	)
COMMERZBANK AKTIENGESELLSCHAFT	) )
SIGNED by	)	/s/ Christoforos Bismpikos
for and on behalf of	)
NATIXIS (formerly known as NATEXIS BANQUES POPULAIRES	) )
SIGNED by	)	/s/ Christoforos Bismpikos
for and on behalf of	)
SUMITOMO MITSUI BANKING CORPORATION	) )
AGENT
SIGNED by	)	/s/ Christoforos Bismpikos
for and on behalf of	)
HSH NORDBANK AG	)
SECURITY TRUSTEE
SIGNED by	)	/s/ Christoforos Bismpikos
for and on behalf of	)
HSH NORDBANK AG	)
LEAD ARRANGER/LEAD BOOKRUNNER
SIGNED by	)	/s/ Christoforos Bismpikos
for and on behalf of	)
HSH NORDBANK AG	)
JOINT BOOKRUNNER
SIGNED by	)
for and on behalf of	)	/s/ Christoforos Bismpikos
BANK OF SCOTLAND PLC	)

JOINT UNDERWRITERS
SIGNED by	)	/s/ Christoforos Bismpikos
for and on behalf of	)
HSH NORDBANK AG	)
SIGNED by	)	/s/ Christoforos Bismpikos
for and on behalf of	)
BANK OF SCOTLAND PLC	)
SWAP BANKS
SIGNED by	)	/s/ Christoforos Bismpikos
for and on behalf of	)
HSH NORDBANK AG	)
SIGNED by	)	/s/ Christoforos Bismpikos
for and on behalf of	)
BANK OF SCOTLAND PLC	)
SIGNED by	)	/s/ Christoforos Bismpikos
for and on behalf of	)
COMMERZBANK AKTIENGESELLSCHAFT	) )
Witness to all the	)	/s/ Eugenia Th. Voulika
above signatures	)
Name: Address:

COUNTERSIGNED this day of      November 2009 for and on behalf of the below companies each of which, by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this supplemental letter, that it agrees in all respects to the same and that the Finance Documents to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement.

for and on behalf of	for and on behalf of
WEALTH MANAGEMENT INC.	REA OWNING COMPANY LIMITED

for and on behalf of	for and on behalf of
MALVINA SHIPPING COMPANY LIMITED	NT LLC INVESTORS LTD

for and on behalf of	for and on behalf of
ARLETA NAVIGATION COMPANY LIMITED	SELMA SHIPPING COMPANY LIMITED

for and on behalf of	for and on behalf of
SAMSARA SHIPPING COMPANY LIMITED	PHOEBE OWNING COMPANY LIMITED

for and on behalf of	for and on behalf of
BORSARI SHIPPING COMPANY LIMITED	ONIL SHIPPING COMPANY LIMITED

for and on behalf of	for and on behalf of
FABIANA NAVIGATION COMPANY LIMITED	CELINE SHIPPING COMPANY LIMITED

for and on behalf of	for and on behalf of
KARMEN SHIPPING COMPANY LIMITED	THELMA SHIPPING COMPANY LIMITED

for and on behalf of	for and on behalf of
ARGO OWNING COMPANY LIMITED	KRONOS OWNING COMPANY LIMITED

for and on behalf of	for and on behalf of
TETHYS OWNING COMPANY LIMITED	SELENE OWNING COMPANY LIMITED

for and on behalf of	for and on behalf of
GAIA OWNING COMPANY LIMITED	TROJAN MARITIME CO.

for and on behalf of	for and on behalf of
DIONE OWNING COMPANY LIMITED	URANUS OWNING COMPANY LIMITED

for and on behalf of	for and on behalf of
TEMPO MARINE CO.	STAR RECORD OWNING COMPANY LIMITED